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                                                                    Exhibit 99.1


FOR IMMEDIATE RELEASE

CONTACTS:

HEALTHEON/WEBMD:                                  QUINTILES TRANSNATIONAL CORP:
Investor Relations                                Investor Relations
Lew Belote                                        Greg Connors
404 495 7602                                      919 998 2000
lbelote@webmd.net                                 invest@quintiles.com

Media Relations                                   Media Relations
Dave Faupel                                       Pat Grebe
404 897 2300                                      919 998 2031
dfaupel@alexanderogilvy.com                       pat.grebe@quintiles.com

         HEALTHEON/WEBMD COMPLETES ACQUISITION OF QUINTILES' ENVOY UNIT

    HEALTHEON/WEBMD ENHANCES NETWORK WITH GREATER PAYOR, PROVIDER AND PATIENT
                    CONNECTIVITY THROUGH ENVOY RELATIONSHIPS

    QUINTILES AND HEALTHEON/WEBMD TO ACCELERATE CO-DEVELOPMENT OF INTEGRATED
                    SUITE OF WEB-ENABLED PRODUCTS TO IMPROVE
                     DRUG DEVELOPMENT AND COMMERCIALIZATION

ATLANTA and RESEARCH TRIANGLE PARK, N.C. - May 30, 2000 - Healtheon/WebMD Corporation (Nasdaq: HLTH) and Quintiles Transnational Corp. (Nasdaq: QTRN) today announced completion of Healtheon/WebMD's acquisition of Quintiles' electronic data interchange unit, ENVOY Corporation, under the financial terms originally announced on Jan. 24, 2000.

In 1999, ENVOY's network processed more than 1.4 billion medical, pharmacy and dental transactions involving about 250,000 physicians, 35,000 pharmacies, 47,000 dentists, 4,500 hospitals and 900 payors. With the acquisition of ENVOY, Healtheon/WebMD will process more than 2 billion transactions a year for U.S. healthcare customers.

As announced on Jan. 24, 2000, Healtheon/WebMD acquired ENVOY from Quintiles in exchange for 35 million shares of Healtheon/WebMD stock and $400 million in cash. Quintiles has issued Healtheon/WebMD a warrant to purchase up to 10 million shares of Quintiles common stock at $40 per share, exercisable for four years. The acquisition was treated as a purchase transaction for accounting purposes.

Also as part of the agreement, Quintiles and Healtheon/WebMD are jointly developing an integrated series of Web-based products to vastly improve the efficiency of drug development and commercialization; and Quintiles is Healtheon/WebMD's exclusive licensee for creating healthcare informatics products.




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Immediately upon the closing of the acquisition, Healtheon/WebMD and ENVOY are executing the integration of payors with connectivity to ENVOY into Healtheon/WebMD's professional portal, WebMD PracticeSM. The next generation of WebMD Practice will bring physician practice managers and other administrators improved usability and the ability to perform real-time transactions with a significantly expanded group of insurers.

Planned integration initiatives also include the consolidation of Healtheon/WebMD's existing EDI operations into ENVOY, which will be led by ENVOY Chief Executive Officer Jim Kever, and Fred C. Goad, chairman of ENVOY.

"The completion of our acquisition of ENVOY significantly enhances our network with greater payor connectivity, accelerating our goal of using the Internet to provide better access to information for all participants in the healthcare industry including doctors, consumers and healthcare institutions," said Jeff Arnold, chief executive officer of Healtheon/WebMD. "We will immediately execute the plan for the complete integration of ENVOY, which we began preparing in February. We're pleased that the senior management team of ENVOY is remaining with the company to run the ENVOY operations from Nashville, where the company is based."

Dennis Gillings, chairman and chief executive officer of Quintiles Transnational, said: "I believe completion of this deal marks the beginning of a new era of vastly improved healthcare transaction and information delivery to all stakeholders in the system - patients, doctors, payors and pharmaceutical companies. Teams from Quintiles and Healtheon/WebMD have been working since February to plan a new Web-based system to improve the efficiency of drug development and bring new medicines to patients sooner. With the closing of this deal, those efforts will now dramatically accelerate."

Gillings will be appointed to the Healtheon/WebMD Board of Directors in the near future.

ABOUT HEALTHEON/WEBMD

Healtheon/WebMD (Nasdaq: HLTH) is the first end-to-end Internet healthcare company connecting physicians and consumers to the entire healthcare industry. Healtheon/WebMD is using the Internet to facilitate a new system for the delivery of healthcare, resulting in a single, secure environment for all communications and transactions that will enable a more efficient and cost effective healthcare system. Healtheon/WebMD has its corporate headquarters in Atlanta and its technology headquarters in Silicon Valley. For more information visit http://www.webmd.com.

Other than historical information set forth herein, information in this press release contains "forward-looking statements." These statements involve risks and uncertainties that could cause actual results to differ materially, including without limitation, the ability of Healtheon/WebMD's services to decrease costs and improve patient care, Healtheon/WebMD's limited operating history, continued growth in the use of the Internet, acceptance of the Internet as a secure medium over which to conduct transactions, the performance of Healtheon/WebMD and risks associated with its business, the volatility of the market for Healtheon/WebMD stock, actual operating performance, the ability to operate successfully in various strategic alliances, the ability to maintain large client contracts or to enter into new contracts, and the competition from other participants in the healthcare industry. Additional factors that could cause actual results to differ materially are discussed in each of Healtheon/WebMD's recent filings with the Securities and Exchange Commission, including but not limited to S-1 and S-4 Registration Statements,




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Annual Reports on Form 10-K, Form 8-Ks, and other periodic reports, including
Form 10-Qs.

ABOUT QUINTILES TRANSNATIONAL CORP.

Quintiles Transnational Corp. improves healthcare by bringing new medicines to patients faster and providing knowledge-rich medical and drug data to advance the quality and cost effectiveness of healthcare. Quintiles is the global market leader in helping pharmaceutical, biotechnology and medical device companies market and sell their products; and the company provides insightful market research solutions and strategic analyses to support healthcare decisions. Quintiles Transnational is headquartered near Research Triangle Park, North Carolina, and has about 20,000 employees in 31 countries. Quintiles is a member of the S&P 500, Fortune 1000 and Nasdaq 100. For more information visit www.quintiles.com.

Information in this press release contains "forward-looking statements" about a number of matters, including, without limitation, our Internet strategy, the ability to maintain large client contracts or to enter into new contracts, overall industry conditions, the ability to create data products from data licensed to us, the ability to operate successfully in new lines of business and, with respect to our strategic alliance with Healtheon/WebMD, risks associated with Healtheon/WebMD's business as set forth in its filings with the Securities and Exchange Commission. Additional factors that could cause actual results to differ materially are discussed in the company's recent filings with the Securities and Exchange Commission, including but not limited to its S-3 and S-4 Registration Statements, its Annual Report on Form 10-K, its Form 8-Ks, and its other periodic reports, including Form 10-Qs.